FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the "**Amendment**") is made and entered into between Dermata Therapeutics, Inc. (the "**Company**") and Christopher Nardo (the "**Executive**") effective as of December 6, 2021 (the "**Effective Date**").

WHEREAS, Company and the Executive are parties to an Employment Agreement dated as of August 17, 2021 (the "**Agreement**"); and

WHEREAS, the parties agree to amend the Agreement as provided herein, with the remaining terms of the Agreement remaining in full force and effect.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend the Agreement follows:

Section 4.1(d) in the Agreement shall be deleted and replaced in its entirety as follows:

(d) If the Executive's employment is terminated without Cause or for Good Reason, the Executive shall, in full discharge of all of the Company's obligations to the Executive, be entitled to receive, and the Company's sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations (as defined in Section 4.2(b));

(ii) subject to Section 4.4 and Section 4.5: (A) severance payments equal to nine (9) months of the Executive's Base Salary at the rate in effect immediately prior to the Termination Date (provided that if such salary has been reduced, the pre-reduction Base Salary) to be paid (subject to Section 5.16) in a lump sum on the next regular payroll date that occurs on or after the sixtieth (60th) day following the Termination Date; (B) a pro-rated payment equal to the Annual Bonus the Board determines is due, payable on the date such Annual Bonus otherwise would have been paid; and (C) in the event the Executive timely elects COBRA, the Company will reimburse the Executive for the same portion of Executive's COBRA health insurance premium that it paid during the Executive's employment for nine (9) months.

Section 4.1(e) shall be added as follows:

(e) Notwithstanding Section 4.1(d), f the Executive's employment is terminated without Cause (and other than due to Executive's death or disability) or the Executive resigns for Good Reason either three months immediately preceding or within one year after a Change of Control (as defined in the Company's 2021 Omnibus Equity Incentive Plan), the Executive shall, in full discharge of all of the Company's obligations to the Executive, be entitled to

receive, and the Company's sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations (as defined in Section 4.2(b));

(ii) subject to Section 4.4 and Section 4.5: (A) severance payments equal to twelve (12) months of the Executive's Base Salary at the rate in effect immediately prior to the Termination Date (provided that if such salary has been reduced, the pre-reduction Base Salary) to be paid (subject to Section 5.16) in a lump sum following the Termination Date; (B) the targeted Annual Bonus the Board determines is due, payable on the date such Annual Bonus otherwise would have been paid; (C) in the event the Executive timely elects COBRA, the Company will reimburse the Executive for the same portion of Executive's COBRA health insurance premium that it paid during the Executive's employment for twelve (12) months; and (D) Executive shall be deemed to have fully vested in any options or other equity awards granted to Executive that are outstanding as of the Executive's Termination Date.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DERMATA THERAPEUTICS, INC.

_*/s/ Gerry Proehl*_____________________________

By: Gerry Proehl

Title: President and CEO

CHRISTOPHER NARDO

__*/s/ Christopher Nardo*___________________________